UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2009

OPTIMER PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 909-0736

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On March 4, 2009, Optimer Pharmaceuticals, Inc. (“Optimer”) entered into common stock purchase agreements with certain institutional investors relating to a registered direct offering of 2,794,700 shares of Optimer’s common stock, at a purchase price of  $10.00 per share, and unit purchase agreements with affiliates of ProQuest Investments relating to a registered direct offering of 457,666 units, at a purchase price of $10.925 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.20 of a share of common stock at an exercise price of $10.93 per share (collectively, the “Offering”).  The warrants will have a term of five years and will be exercisable six months following issuance.  Alain Schreiber, one of Optimer’s directors, is a Managing Partner of ProQuest Investments. The closing of the Offering is expected to take place on March 9, 2009. Copies of the forms of common stock purchase agreement, unit purchase agreement and warrant are attached as Exhibits 99.1, 99.2 and 4.1 hereto, respectively, and are incorporated herein by reference.

The common stock and units will be issued pursuant to prospectus supplements to be filed with the Securities and Exchange Commission in connection with a shelf takedown from Optimer’s registration statement on Form S-3 (File No. 333-149935) which became effective on April 7, 2008.

Proceeds from the offering will be used in the further development of Optimer’s ongoing programs, as well as for other general corporate purposes.

On March 4, 2009, Optimer issued a press release announcing the offering. A copy of the press release is attached as Exhibit 99.3 hereto and is incorporated herein by reference. A copy of the opinion of Cooley Godward Kronish LLP relating to the legality of the issuance and sale of the shares and units in the offering is attached as Exhibit 5.1 hereto.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Warrant.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Cooley Godward Kronish LLP (included in its opinion filed as Exhibit 5.1 hereto).

99.1	Form of Common Stock Purchase Agreement.

99.2	Form of Unit Purchase Agreement.

99.3	Press release of Optimer Pharmaceuticals, Inc. dated March 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: March 5, 2009	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)